Exhibit 99.2




                               Summary Geological

                            Geochemical Report On The

                               CADE Mineral Claim



                               Northing 5566000 m
                                Easting 538000 m


                    Longitude 123(0)05' W Latitude 50(0)29' N


                                   UTM Zone 10


                              Map Sheets M092J0 6E
                            Lillooet Mining Division
                                       FOR
                            Northern Exploration Ltd.
                         Suite 1120-470 Granville Street
                             Vancouver, B.C. V6C 1V5

                                    GEOLOGIST
                            George Nicholson, P.Geo.
                              Date: February, 2005

TABLE OF CONTENTS

                                                                            Page
                                                                            ----

List Of Figures.............................................................. 3

1.  Summary.................................................................. 4

2.  INTRODUCTION............................................................. 5
        2.1  Disclaimer...................................................... 5

3.  Property Description And Location........................................ 6

4.  Access, Climate, and Physiography, Local Resources and Infrastructure.... 7

5.  Property History......................................................... 8

6.  Geochemical and Geological Setting....................................... 9
        6.1  Geology of Claim................................................ 9

7.  Regional Geophysics......................................................10
        7.1  Geophysics of Claim.............................................10

8.  Recent Exploration Work..................................................10

10. Conclusions..............................................................11

11. Recommendations for Exploration..........................................12

12. BUDGET...................................................................13
        Budget - Phase I.....................................................13
        Budget - Phase II....................................................13
        Phase III............................................................14
        Budget - Phase III...................................................14

13. Statement Of Qualifications..............................................15



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LIST OF FIGURES


                                                                  Following Page
                                                                  --------------


Figure 1. Location Map................................................ -6-

Figure 2. Claim Map Location, Regional Geology & Geochemistry......... -9-



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CADE claims                                                               PAGE 3
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1. SUMMARY

     In 2004, Cade claim was staked and sold to Northern Exploration Ltd. Geological prospecting in the area identified mineralised boulders was reviewed to establish and evaluate the trend of these sulphide rich volcanic rocks as they relate to the claim and geophysical and satellite data was acquired and analyzed.

     The Property is located south of Lillooet River approximately 25 kilometres west northwest of Pemberton in south-western British Columbia consists of one unpatented four post mineral claim representing 20 units. The vegetation is typical rain forest found on the coastal-interior ranges of British Columbia and the elevation runs from Lillooet River at about 850 feet, to the ridge tops and peaks near the north side of the property in excess of 7000 feet.

     The geological mapping review and satellite interpretation has confirmed the potential of the property. Further work is required to fully evaluate the claims.

     It is recommended that a Phase I program of geological mapping, sampling and prospecting be undertaken to further define areas of potential interest. This will cost some $5,000. An additional $5,000 of further geological investigation will follow a successful Part I. Continuing work will involve a detailed airborne EM geophysics programme and follow-up, costing approximately $40,000 for the claim.




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CADE claims                                                               PAGE 4
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2. INTRODUCTION

     In 2004, the Cade claim was staked and sold to Northern Exploration Ltd. The company acquired the property in order to evaluate the local potential for base and precious metal deposits, associated with belt of Gambier rocks, host rock of the Britannia Mine extending northwest, from Whistler, BC. This claim forms the basis for this report.

2.1 DISCLAIMER

     This report was initiated by the President of Northern Exploration Ltd. to evaluate the area of the claim and to recommend an exploration program to develop its mineral prospects and to be filed with the appropriate regulatory bodies.

     In order to write the report, the area geology and past exploration was researched to gain a better understanding of the potential. The report includes the initial prospecting and preliminary geological work completed by the author in the surrounding region.



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CADE claims                                                               PAGE 5
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3. PROPERTY DESCRIPTION AND LOCATION

     The Property is located south of Lillooet River approximately 25 kilometres west northwest of Pemberton in south-western British Columbia (Figure 1, UTM Zone 10, Map Sheet M092J0 6E,). Logging roads are found on the south and north of the claim group but only open less than 10% of it to vehicle supported exploration. Permitting for initial exploration work has already been obtained.

     The Property consists of one unpatented four post mineral claim representing 20 units that have been staked and recorded and occur in the Lillooet mining division. The claim of Northern Exploration Ltd. parameters is delineating below and is displayed on Figure 2.

                        TABLE 1. LILLOOET LAKE CADE CLAIM

Claim Name      Units       Record #        Expiry Date          Map Sheet          Locator         Agent for *
----------      -----       --------        -----------          ---------          -------         -----------
  Cade           20          414553       August 18, 2005        M092J06E        L. Stephenson     Gillian Wells

  TOTAL          20    UNITS

In British Columbia, each unit equals 25 hectares.

     All claims staked in British Columbia require $100 worth of assessment work to be undertaken in Years 1 and 2, followed by $200 per claim per year thereafter. There are no known environmental concerns or parks designated for any area contained within the claim. Lillooet River has limited recreational uses and it has no official designation. The region is principally logged.

     The property has no encumbrances. As advanced exploration proceeds there may be bonding requirements for reclamation.


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     Northern Exploration Ltd. has acquired outright for a total cost of $2,500
     U.S., a 100% interest in the property subject to a 2.5% Net Smelter
     Royalty.

4. ACCESS, CLIMATE, AND PHYSIOGRAPHY, LOCAL RESOURCES AND INFRASTRUCTURE

     The Cade property lies just off a paved highway immediately south of the Pemberton Meadows on Lillooet River, in British Columbia's southern Coast Mountains. The property is approximately 25 km west northwest of the town of Pemberton, and approximately 115 km N of Vancouver. It can be accessed by two wheel drive vehicle in about 3 hours from Vancouver via the Sea-to-Sky Highway 99: north along Howe Sound from Vancouver's North Shore to Squamish, and then through the winter resort town of Whistler to Pemberton. Pemberton is a fully-serviced community of some 3,000 people and through which the BC Rail mainline runs as does major power transmission.

     Local access to the property is only practical via helicopter, but a year-round helicopter base in nearby Pemberton is only 15 minutes flight-time away. Lillooet River is at an elevation of about 850 feet, and the ridge tops and peaks near the east side of the property are in excess of 7000 feet, so the intervening slopes are commonly steep. Lower slopes heavily forested and mantled by thick glacial drift and colluvium, although local cliffs and creek canyons afford good rock exposure. On the higher slopes, tree line varies in elevation from about 5000 to 6000 feet, and bedrock exposure is generally excellent. Park infrastructure in the area is long established and unlikely to change. No parks or recreational sites are within 10 km of the property. All the major drainages flow year round as do many subsidiary creeks. As well the area is set aside for industrial (logging, mining) purposes.


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     The vegetation is typical rain forest found on the coastal-interior ranges of British Columbia. There is a mix of cedar, hemlock, spruce trees with alder, willow and cottonwood on old roads and poorly drained areas. Undergrowth brush is typical with salal, devil's club and assorted berry bushes. Climate is subtly changed from the lower mainland area with longer, colder winters and warmer summers. The most snow observed on the tops of the hills was 4 metres in late January.

     Lillooet River Valley is an active logging and farming region with plenty of heavy equipment and operators available for hire. Most live in Pemberton, Lillooet, Whistler or Squamish. All these population centres totalling almost 30,000 people are within a one to two hour drive of the project and provide all amenities including police, hospitals, groceries, fuel, helicopter services, hardware and other necessary items. Drilling companies are present in communities nearby while assay facilities are located in Vancouver.

5. PROPERTY HISTORY

     The Cade claim were staked following initial field investigations that discovered mineralized boulders down slope from the property. Several unexplained regional geochemical survey (RGS) stream sediment anomalies are also present throughout the drainages drain the area of the claim. Extensive research uncovered no previous property-scale work that had been done in the immediate area of the claim. As well there are no recorded mineral occurrences or reports of assessment work in the watersheds from which the anomalous samples were collected (C.F., B.C. Minfile).

     Several showings in volcanogenic rocks are reported to contain disseminated to massive sulphides approximately 12 kilometres to the north east. As well



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     the area to the south where most recent staking activity is ongoing has a showing of copper and molybdenum approximately 7 kilometres to the south west.

6. GEOCHEMICAL AND GEOLOGICAL SETTING

     Anomalous RGS samples south of the Cade property were first noted during research into the exploration potential of the area in the vicinity of the discovered boulders. The anomalous RGS samples are multi-element and they have a well-developed geochemical signature (Cu Pb Zn Ag) that is indicative of a source which includes volcanic rocks and sulphides. All of the samples draining the immediate area to the south of the claim are anomalous in Cu Pb and Zn while Ag is present in the one drainage off the claim and Pb and Zn values are found in one drainage to the north of the claim.

     N.B. Elemental abbreviations - as found on periodic tables - are used throughout Pb=lead, Cu=copper, Zn=zinc, Ag=silver, As=arsenic, Ni=nickel Au=gold).

     In spite of the fact that mainly plutonic rocks are shown on regional geologic maps of the area (Figure 2), the noted presence of volcanics in the vicinity of the claim suggests that more extensive favourable rock types exist in the area directly related to the anomalous samples and volcanogenic massive sulphide zones could exist in the area.

6.1 GEOLOGY OF CLAIM

     The area of the claim is mapped as being underlain by Cretaceous - Jurassic Age plutonic rocks of the Coastal Crystalline Complex. A later volcanic unit of Miocene age overlies this intrusive to the west of the claim.


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     Volcanic boulders containing sulphides were located in drainages south of the claim and probably represent rock types on the claim.

     A fault bounded slice of Gambier volcanic rocks extends just south east of the claim and is projected towards the claim.

7. REGIONAL GEOPHYSICS

     The area of the claim does not have a published Geological Survey of Canada airborne magnetometer survey. Data from the B.C Government files suggest that the property appears to be on the flank of a high magnetic response associated with the volcanics to the north. A similar response associated with the Gambier rocks to the south warrants further investigation.

7.1 GEOPHYSICS OF CLAIM

     No ground geophysical surveying has been reported for the Property.

8. RECENT EXPLORATION WORK

     A small claims group north of the property has been held for several years but no report of work has been done on it. Recent staking south of the claim has occurred but no reported work has been completed to date.


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9. SATELLITE INTERPRETATION

     Satellite images that were posted on the B.C. Government website were reviewed. The area of the claim has some structural clues that could be of assistance in the search for mineral deposits. The data collected for the property areas originated from satellite photos taken circa 1990.

     The most prevalent feature is the primarily northwest-southeast lineaments intersecting with the more east-west lineaments that are represented by the major drainages. This is of particular interest on the Cade claim block, where one of these lineaments which has been mapped as a fault crosses onto the property intersecting geological contacts, or some other form of break. They all signify areas to focus in on, particularly at intersections.

10. CONCLUSIONS

     It is possible that a volcanogenic massive sulphide host rocks as represented by the discovered boulders could be found as a screen cover overlaying or within much younger plutonic rocks mapped on the property on a very cursory regional scale. Such a target on the Cade claim is considered very attractive, not only because of the geochemistry and inferred geological continuity, but also because of the apparent lack of previous exploration. Few mineral claims in good standing exist on the south side of river, and no Minfile occurrences have been recorded. Prospecting of boulders on the road system has shown that mineralized volcanic rocks could exist on the property and possibly contain Cu Pb, and Zn sulphides.

     The property has significant merit as a potential host of economic mineral zones. Further work is required to fully evaluate the claim.


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11. RECOMMENDATIONS FOR EXPLORATION

     The Cade property is at an early stage of exploration. Access is formidable but the lower parts of the property can be worked for much of the year. Initially, the property still requires reconnaissance geology, geochemistry and prospecting to better establish the presence and position of the rocks of exploration interest.

     A two stage program is recommended with the first stage to consist of geological mapping and prospecting and geochemical sampling. Helicopter support to establish the crew in the more inaccessible areas is anticipated.

     If the geochemistry is correct, and a belt of potential host rocks is identified strong consideration should be given to staking more claims early in the initial program.

     Flying an airborne geophysical survey, with (magnetics, EM, and perhaps radiometrics), to help determine and guide any recommended follow-up work.


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12. BUDGET

     The initial phase of exploration for the claim will consist of detailed geological mapping of all roads within and buttressing the claim and silt sampling of every drainage or draw (soil sampling if necessary). This work is important in establishing the base and anomalous geochemical values and the structural implication of the drainages as faults or contacts.

     The Phase I budget will cover initial geological mapping; silt (soil if necessary) geochemical sampling of defined drainages; and prospecting. It is estimated to cost $3,200 as described below. All figures in US dollars.

BUDGET - PHASE I

         Geologist              3 day @ $400/day                        $ 1,200
         Geotechnician          3 days @ $350/day                       $ 1,050
         Equipment rental       1 x 4 wheeldrive vehicle                $   300
                                Fuel, Food, Field Supplies              $   400
                                Assays 20 @ $20 each                    $   400
                                Helicopter 1 hour @ $1,000              $ 1,000
                                Report                                  $   500
                                Filing Fees                             $   150
                                                                        -------
         TOTAL                                                          $ 5,000
                                                                        =======

BUDGET - PHASE II

         Follow-up Geochem and Detailed Geology                         $ 5,000

     [Will include Geologist, Geotechnician, Fuel, Food, Field Supplies, Assays and Helicopter support]


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PHASE III

     Following successful geological mapping, sampling and prospecting of Phase I and II, it is recommended that a Phase III exploration program be undertaken utilizing a helicopter equipped, deep penetrating airborne EM system (such as AeroTem) to conduct a detailed geophysical survey of the target areas to further refine the targets. Detailed grid establishment followed by geological mapping and geochemical surveying would be conducted prior to diamond drilling (Phase III).


BUDGET - PHASE III

     1.  Airborne EM Survey 100 line km @ $150/km                      $ 15,000

     2.  Follow-up geological surveys                                  $ 25,000
                                                                       --------

                                            TOTAL                      $ 40,000
                                                                       ========



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13. STATEMENT OF QUALIFICATIONS

     I, George E. Nicholson, of 21910 - 61st Avenue, Langley, British Columbia hereby certify that:

     1. I am a graduate of the University of British Columbia with a degree in Geology (B.Sc., 1986);

     2. I have practiced my profession as a Geologist continuously since graduation;

     3.   I am a director of Garex International Exploration Corp.;

     4. I am a member of the Association of Professional Engineers and Geoscientists of the Province of British Columbia (No. 19796);

     5.   I am a Fellow of the Royal Geographic Society (No. 423161);

     6. There are no material facts or material changes in the subject matter of this report that would mislead the reader;

     7. I have no interest, direct or indirect, in the properties or common shares of Northern Exploration Ltd., nor do I expect to receive any;

     8. I have been involved in exploration of Harrison Lake and surrounding ground since claim acquisition commenced;

     9. I have read National Policy Instrument 43-101 and Form 43-101 F1 and this technical report has been prepared in accordance with this policy and form; and,

     10. I hereby grant my permission for Northern Exploration Ltd. to use this Report for any corporate use normal to their business.

          DATED at Vancouver, British Columbia this _____ day of February, 2005.


          ------------------------------------
          George E. Nicholson, P.Geo., FRGS


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14. REFERENCES

     Ash, C. 2002. Geology of the East Harrison Lake Belt, southwestern British Columbia; British Columbia Ministry of Energy and Mines, Geological Fieldwork 2001, Paper 2002-1, pp. 197-209.

     Geological Survey of Canada, 1972, Airborne Magnetic Survey as compiled by the British Columbia Geological Survey

     Journeay, J.M., and Monger, J.W.H. 1994. Guide to the geology and tectonic evolution of the southern Coast Mountains; Geological Survey of Canada, Open File 2490, 77 p.

     MinFile # 092JSW018; 092JNE170.





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